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                      January 11, 2021

       Jose Rafael Fernandez
       President and Chief Executive Officer
       OFG BANCORP
       254 Munoz Rivera Avenue
       San Juan, Puerto Rico 00918

                                                        Re: OFG BANCORP
                                                            Form 10-K for the
Fiscal Period ending December 31, 2019
                                                            Filed March 3, 2020
                                                            Form 10-Q for the
Quarterly Period ending September 30, 2020
                                                            Filed November 6,
2020
                                                            Form 8-K
                                                            Filed October 23,
2020
                                                            File No. 001-12647

       Dear Mr. Fernandez:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance